                                                                   Exhibit 12(b)

                         Joseph E. Seagram & Sons, Inc.
                            and Subsidiary Companies
                Computation of Ratio of Earnings to Fixed Charges
                                   (millions)


                                                                            Five-Month
                                                                            Transition
                                                Fiscal         Fiscal         Period            Fiscal Years Ended January 31,
                                              Year Ended     Year Ended        Ended            ------------------------------
        Description                         June 30, 1998  June 30, 1997  June 30, 1996         1996        1995         1994
        -----------                         -------------  -------------  -------------         ----        ----         ----
Earnings before income taxes and
    minority interest (restated
    for discontinued operations)             $  25              $ 134        ($ 33)            $  93       $ 182        $ 183

Add (deduct):

Fixed charges                                  174                164           66               156         173          160

Interest capitalized, net of amortization     --                   (1)        --                --            (1)        --
                                             -----              -----        -----             -----       -----        -----
Earnings available for fixed charges         $ 199              $ 297        $  33             $ 249       $ 354        $ 343
                                             =====              =====        =====             =====       =====        =====


Fixed charges:

Interest expense                             $ 162              $ 151        $  61             $ 136       $ 153        $ 141

Portion of rent expense deemed to
     represent interest factor                  12                 13            5                20          20           19
                                             -----              -----        -----             -----     -------        -----

Fixed charges                                $ 174              $ 164        $  66             $ 156       $ 173        $ 160
                                             =====              =====        =====             =====       =====        =====

Ratio of earnings to fixed charges            1.14               1.81        - (a)              1.60        2.05         2.14
                                             =====              =====        =====             =====       =====        =====

(a) Fixed charges exceeded earnings by $33 million for the Transition Period ended June 30, 1996.